SCHEDULE 14C INFORMATION
         Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement


                     FOODBRANDS AMERICA, INC.
         (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g)
     and 0-11.
     1)   Title of each class of securities to which transaction
          applies:
          ____________________________________________________________________
     2)   Aggregate number of securities to which transaction
          applies:
          ____________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:___________
     4)   Proposed maximum aggregate value of
          transaction:________
     5)   Total fee paid:______________________________________


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:________________________________
     2)   Form, Schedule or Registration Statement No.:_____________
     3)   Filing Party:__________________________________________
     4)   Date Filed:___________________________________________

                     FOODBRANDS AMERICA, INC.
                 1601 N.W. Expressway, Suite 1700
               Oklahoma City, Oklahoma  73118-1495
                           ___________

              NOTICE OF ACTION TAKEN BY STOCKHOLDERS
                           ___________



          NOTICE IS HEREBY GIVEN that on March 25, 1997 the
Stockholders of FOODBRANDS AMERICA, INC., a Delaware corporation
(the "Company"), approved the following:

          An amendment to Article Fifth of the Amended and Restated Certificate of Incorporation of Foodbrands America, Inc. as described in the attached Information Statement under the caption "CHARTER AMENDMENT."

          Section 228 of the General Delaware Corporation Law provides that any action which may be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          A consent in writing approving the foregoing amendment to the Amended and Restated Certificate of Incorporation approved and proposed by the Board of Directors on March 25, 1997 was signed by holders of outstanding stock having 6,343,033 votes, said shares representing greater than a majority of the total number of shares outstanding of the Corporation and delivered such written consent to the Company. Accordingly, the Company is notifying you of the actions so taken by delivering this Notice along with the attached Information Statement.

          WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU
ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.


                                   Bryant P. Bynum
                                   Corporate Secretary
Dated:    Oklahoma City, Oklahoma
                         April __, 1997

                     FOODBRANDS AMERICA, INC.
                 1601 N.W. Expressway, Suite 1700
               Oklahoma City, Oklahoma  73118-1495
                           ___________

                      INFORMATION STATEMENT
                           ___________

         ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS
                           ___________

                 Effective [20 days from mailing]
                        ___________, 1997

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE
REQUESTED NOT TO SEND US A PROXY OR CONSENT

                       GENERAL INFORMATION

          Introduction. This Information Statement is furnished in connection with certain actions taken by certain of the stockholders of Foodbrands America, Inc., a Delaware corporation
(the "Company").

          On March 25, 1997, the Board of Directors of the Company adopted a resolution setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company as reflected in Exhibit A hereto (the "Charter Amendment"), declared its advisability and called a special meeting of the stockholders entitled to vote on the Charter Amendment. The Charter Amendment was adopted by the Board to expedite the transactions contemplated by the Merger Agreement (as hereafter defined). See "Interest of and Security Ownership of Certain Beneficial Owners and Management - Tender Offer." Thereafter, and as requested by the Purchaser (as hereafter defined), three stockholders, Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership, Joseph Littlejohn & Levy, L.P., a Delaware limited partnership (collectively, "JLL"), and The Airlie Group, L.P., a Delaware limited partnership ("Airlie") (together, the "Consenting Stockholders"), each executed a written consent approving the Charter Amendment, effective upon the expiration of the twenty calendar day period following the mailing of this Information Statement to the stockholders and delivered such written consent to the Company (the "Written Consent"). The Written Consent contained the consents of 6,343,033 shares of the Company's Common Stock. This Information Statement is being mailed to stockholders of the Company on or about April ___, 1997.

          Section 228 of the General Corporation Law of the State of Delaware provides that any action which may be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          As of March 25, 1997, the date the Written Consent was executed and delivered by the Consenting Stockholders (the "Action Date"), the Company had outstanding 12,465,107 shares of Company common stock, par value $.01 per share (the "Common Stock"). The holder of each share of Common Stock is entitled to one vote. Accordingly, because the Written Consent approves the Charter Amendment by greater than a majority of the total number of shares outstanding of the Corporation, the approval of the Charter Amendment is complete and the Company is notifying you of the actions so taken. NO MEETING OF STOCKHOLDERS IS BEING HELD.

          Appraisal Rights. The stockholders of the Company do not have appraisal rights or similar rights of dissent with respect to the matter acted upon.

                        CHARTER AMENDMENT

          The Board of Directors approved and recommended that the stockholders consider and approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") by amending Article Fifth thereof as follows:

                    (i) Section 5.1(3) is amended by deleting the last sentence thereof.

                    (ii) A new Section 5.1(4) is added to read in its entirety as follows:

                    "(4) Notwithstanding anything contained
                    herein to the contrary, this Article Fifth shall not apply to any transaction or series of transactions which the Board, in its sole discretion upon the exercise of its fiduciary duties in accordance with applicable law, determines to be in the best interest of the stockholders of the Corporation. In addition, and in any event, this Article Fifth shall not apply to any of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 25, 1997 by and among IBP, inc. ("IBP"), IBP Sub, Inc. and the Company and the Tender Agreements (as defined in the Merger Agreement)."

Attached as Exhibit A is Section 5.1 of Article Fifth of the Company's Certificate of Incorporation, reflecting the changes proposed and approved by the Board of Directors. The Board of Directors believes the Charter Amendment is in the best interest of the stockholders and does not adversely affect the protection of the stockholders provided by the Transfer Restrictions (as hereafter defined).

          Background. In May 1995, in connection with the merger of Doskocil Companies Incorporated into the Company (the "Doskocil Merger"), the stockholders approved certain transfer restrictions applicable to the shares of Common Stock as set forth in Article Fifth of the Company's Certificate of Incorporation (the "Transfer Restrictions"), in order to help assure that certain tax benefits--primarily in the form of net operating loss carryforwards ("NOLs")--would continue to be available to the Company for the benefit of its stockholders.

          NOLs offset taxable income in future years and eliminate income taxes otherwise payable on such taxable income (except for purposes of calculating alternative minimum tax liability). NOLs not fully utilized in the first year they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. The Company's NOLs expire as follows: $21.3 million in 1998, $6.0 million in 1999, $.9 million in 2000, $4.2 million in 2001 and $64.9 million during the years 2002 through 2008. At the time the Transfer Restrictions were adopted, although JLL and Airlie were subject to agreements that limited their ability to buy or sell Common Stock, there was a greater risk that, absent the Transfer Restrictions, an "Ownership Change" for purposes of the Internal Revenue Code of 1986, as amended (the "Code") could result if other persons acquire 5% of more of the Common Stock. As a result of the increased valuation of the Company and the Company's accelerated use of its NOLs these risks have decreased.

          Section 382 of the Code provides that, if a corporation undergoes an Ownership Change, its ability to use its NOLs in the future may be limited. An Ownership Change occurs when the aggregate cumulative increase in the percentage ownership of a corporation's capital stock owned by persons holding 5% or more of the fair market value of such stock ("5-Percent Shareholders") is more than 50 percentage points within a three-year testing
period.   If an Ownership Change occurs within the meaning of
Code Section 382, the amount of NOLs that a company may use to offset income in any future taxable year is limited, in general, to an amount determined by multiplying the fair market value of such company's outstanding capital stock on the change date by the "long-term tax-exempt rate" (currently 5.5%), which is published monthly by the Internal Revenue Service.

          The following is a summary of the Transfer
Restrictions, which are set forth in Article Fifth of the Company's Certificate of Incorporation. The Transfer Restrictions apply to transfers of Common Stock and any other instrument that would be treated as "stock," as determined under applicable Treasury Regulations (collectively, "Stock"). They are intended to prevent any person or group of persons from becoming a 5-Percent Shareholder of the Company which would result in the Company losing its NOLs to the detriment of its stockholders. Under the Transfer Restrictions, if a stockholder transfers or agrees to transfer Stock, the transfer will generally be prohibited and void to the extent that it would cause the transferee to hold a prohibited ownership percentage, which is defined under the Company's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 5% or more (based on value) of Stock or any other percentage that would cause a transferee to be considered a 5-Percent Shareholder under applicable Treasury Regulations (a "Prohibited Ownership Percentage"). A transfer is also generally prohibited and void if either it would result in the transferee's ownership percentage increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage, unless otherwise agreed to by the Company.

          The Transfer Restrictions terminate upon the earliest of: (i) the day after the 14th anniversary of the effective date of the Doskocil Merger; (ii) the repeal of Section 382 of the Code if the Company's Board of Directors determines that the Transfer Restrictions are no longer necessary; or (iii) the beginning of a taxable year of the Company to which the Board of Directors determines that no NOLs or other tax benefits otherwise available to the Company may be carried forward (the "Expiration Date"). In addition, the Board of Directors of the Company is authorized to modify certain terms of the Transfer Restrictions (including acceleration or extension of the Expiration Date), if the Board determines that such modification is reasonably necessary or desirable to preserve the NOLs or other tax benefits or that the Transfer Restrictions are no longer necessary for the preservation thereof.

          The Transfer Restrictions do not apply to any transfer that has been approved by the Company's Board of Directors if such approval is based upon a determination by the Board that such proposed transfer will not jeopardize the Company's full utilization of the NOLs. Specifically, Subsection 5.1(3) of Article Fifth provides in part as follows:

               "[A transfer] shall nonetheless be
               permitted if information relating
               to a specific proposed transaction
               is presented to the Board of
               Directors and the Board determines
               that, based on the facts in
               existence at the time of such
               determination, such transaction
               will not jeopardize the
               Corporation's full utilization of
               the Tax Benefits, based upon an
               opinion of legal counsel selected
               by the Board to that effect.
               Nothing in this subsection will be
               construed to limit or restrict the
               Board of Directors in the exercise
               of its fiduciary duties under
               applicable law."

          A principal reason for granting the Board the authority to waive the transfer restrictions where the tax benefits would be fully realized is economic. In 1995 when the transfer restrictions were proposed and adopted into the Company's Certificate of Incorporation, the Company's value was substantially less than its current value and it could not then reasonably project earnings sufficient to use the NOLs before some of them expired. Had an Ownership Change occurred at that time, the Section 382 limitation would have had a material adverse effect on the value of the NOLs. As a result, the Transfer Restrictions were designed to protect the value of the NOLs from an inadvertent ownership change and the Board of Directors was given the discretion to waive the restrictions if the NOLs could be fully utilized notwithstanding an Ownership Change. The full utilization of the NOLs would mean, of course, that their aggregate value would be protected and the Board of Directors has the discretion (and fiduciary obligation) to determine whether fair value is being attributed to that asset.

          The last sentence of Subsection 5.1(3) of Article Fifth was intended allow the Board the ability to waive the Transfer Restrictions where the Board determined that such waiver was in the best interest of all stockholders, consistent with the Board of Director's fiduciary duties to shareholders.

          Reasons for Charter Amendment.  The Transfer
Restrictions were not intended to prohibit a sale of the Company and, in fact, do not prohibit an acquisition of the Company by merger. In connection with negotiating the Merger Agreement with IBP and Purchaser, the Board of Directors determined that it was in the best interest of the stockholders for IBP and Purchaser to acquire the Company by means of a two-step transaction; that is, first making the Tender Offer and then the Merger. The Board determined that this was preferable to the stockholders because it should expedite the transaction and allow the stockholders to receive the cash consideration for their shares sooner. The Board of Directors proposed the Charter Amendment to exclude the Merger Agreement and the Tender Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby from the restrictions of Article Fifth of the Certificate of Incorporation and to clearly grant the Board the ability to waive the Transfer Restrictions when the Board, in exercising its fiduciary duty, determines that such transaction is in the best interest of the stockholders of the Company. The Board of Directors determined that the Merger Agreement and the transactions contemplated thereby were in the best interests of the stockholders of the Company, proposed and approved the Charter Amendment and submitted the Charter Amendment to the stockholders. In connection with IBP and the Purchaser obtaining agreements from JLL and Airlie, IBP and Purchaser required JLL and Airlie to approve the Charter Amendment. JLL and Airlie did so by executing a Written Consent approving the Charter Amendment and delivering such Written Consent to the Company. The stockholders are not being asked to act on the Merger at this time and if required by Delaware law, there will be a separate action taken with respect to the Merger.

          In addition, in connection with the approval of the Merger Agreement, the Tender Agreements and the transactions contemplated thereby, the Board, based on the provisions of Subsection 5.1(3), above, waived the Transfer Restrictions as they may have applied to the execution and delivery of the Tender Agreements and the tender or the shares of Common Stock thereunder and the grant of the options of Common Stock thereunder provided in the Tender Agreements. Purchaser making the Tender Offer (but not the purchase of the shares pursuant to the Tender Offer). The Board of Directors, based on the opinions of independent legal counsel, determined that such actions would not jeopardize the Company's full utilization of the Tax Benefits.

               INTEREST AND SECURITY OWNERSHIP OF
            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock as of the Action Date with respect to (i) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each of the Company's Directors, (iii) each executive officer of the Company, and (iv) all Directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                           Amount                  Percent of
                                        Beneficially                 Shares
Name                                        Owned                 Outstanding
-----                                   ------------              -----------
IBP, inc.(1)                              [6,220,088]                 49.9%
IBP Avenue
P. O. Box 515
Dakota City, Nebraska 68731

Joseph Littlejohn & Levy Fund, L.P.(1)(2)  2,182,500
Joseph Littlejohn & Levy Fund II, L.P.     3,333,333                  44.3
450 Lexington Avenue, Suite 3350
New York, NY 10017

The Airlie Group L.P.(1)(3)                  827,200                   6.6
115 East Putnam Avenue
Greenwich, CT 06830

R. Randolph Devening(4)                      296,145                   2.4
Horst O. Sieben(5)                            33,962                     *
Thomas G. McCarley(6)                         39,936                     *
Raymond J. Haefele(7)                         23,337                     *
David J. Clapp(8)                             31,036                     *
Theodore Ammon(9)                             10,000                     *
Richard T. Berg(9)                            50,467                     *
Dort A. Cameron III(3)(9)(10)                837,200                   6.7
Terry M. Grimm(9)                             10,226                     *
Peter A. Joseph(2)(11)                     5,515,833                  44.3
Paul S. Levy(2)(11)                        5,515,833                  44.3
Paul W. Marshall(9)(12)                       13,340                     *

All directors and executive officers
 as a group (__ persons)                 _____________               ______
__________________

*Less than one percent
(1)IBP, inc. owns 497,800 shares of Common Stock and, pursuant to the Tender Agreements has certain rights to acquire additional shares of Common Stock up to, but not to exceed 49.9% of the issued and outstanding shares of Common Stock of the Company.
   See "--Tender Offer."
(2)Pursuant to a Schedule 13D filed on or about February 16, 1993, as amended March 22, 1993, November 18, 1993, and October
   27, 1994, Messrs. Joseph and Levy reported that they had shared voting and dispositive power over the shares of Common Stock held by Joseph Littlejohn & Levy Fund, L.P. and Joseph Littlejohn &
   Levy Fund II, L.P.
(3)The following persons filed a Schedule 13D on or about
   November 8, 1991, as amended on April 2, 1993 and October 25,
   1994, reporting that they had shared or sole voting and dispositive power over the shares of Common Stock held by The
   Airlie Group L.P.; EBD L.P.; TMT-FW, Inc.; Dort A. Cameron III;
   and Thomas M. Taylor. As part of that Schedule 13D, the following persons reported sole dispositive power over 6,962 shares of Common Stock, which shares are not included in the preceding table: Sid R. Bass; Sid R. Bass, Inc.; Lee M. Bass;
   Lee M. Bass, Inc.; Edward D. Bass; and Thru Line Inc.  The
   Schedule 13D states that the single, joint filing was made by all such persons because they may be deemed to constitute a "group" under Section 13(d)(3) of the Exchange Act, but all such persons disclaim membership in such group.
(4)Includes 284,019 shares subject to options which are currently exercisable.
(5)Includes 33,962 shares subject to options which are currently exercisable.
(6)Includes 25,352 shares subject to options which are currently exercisable.
(7)Includes 17,503 shares subject to options which are currently exercisable.
(8)Includes 19,369 shares subject to options which are currently exercisable.
(9)Includes 10,000 shares each subject to options which are currently exercisable.
(10)Includes the 797,200 shares beneficially owned by The Airlie
    Group L.P. Mr. Cameron is the General Partner of EBD L.P., which is a general partner of The Airlie Group L.P., and may disclaim beneficial ownership of some or all of these shares.
(11)Includes the 5,515,833 shares held by JLL and JLL Fund II;
    these Directors, who are general partners of JLL Associates, L.P., the general partner of JLL, may disclaim beneficial ownership of some or all of these shares.
(12)Includes 3,340 shares held by Paul W. Marshall, as Trustee of the Paul W. Marshall Self-Directed Retirement Plan.

     Tender Offer.  On March 25, 1997, the Company entered into the
Merger Agreement with IBP and IBP Sub, Inc., a wholly owned subsidiary of IBP (the "Purchaser"), providing for the acquisition of the Company by IBP. Pursuant to the Merger
Agreement, and subject to the terms and conditions therein, the Purchaser will commence a tender offer (the "Tender Offer") for any and all outstanding shares of Common Stock at a price of $23.40 per share net to the seller in cash or such higher price pursuant to the Tender Offer (the "Share Price"). Upon consummation of the Tender Offer, the Merger Agreement contemplates that the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and becoming a wholly owned subsidiary of IBP. At the effective time of the Merger, each outstanding share of Common Stock (other than shares held by IBP, the Company or their respective subsidiaries and other than shares the holders of which have validly perfected their dissenters rights under Delaware law) shall be canceled and become the right to receive an amount in cash equal to the Share Price.

     Concurrently with the execution and delivery of the Merger
Agreement, JLL entered into a Tender Agreement dated as of March
25, 1997 (the "JLL Tender Agreement") among JLL, IBP and the
Purchaser whereby JLL has agreed to tender all of their shares of Common Stock in the Tender Offer. Concurrently with the execution and delivery of the Merger Agreement, Airlie entered into a Tender Agreement dated as of March 25, 1997 (the "Airlie
Tender Agreement") among Airlie, IBP and the Purchaser whereby
Airlie has agreed to tender a number of shares which when taken together with the number of shares of Common Stock (i) beneficially owned by IBP or its subsidiaries and (ii) which IBP or its affiliates have the right to acquire from JLL pursuant to the JLL Tender Agreement, would cause IBP or its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company. In addition, each of JLL and Airlie has granted to the Purchaser an option to purchase such shares of Common Stock under certain circumstances, and each of JLL and Airlie has agreed with IBP to vote in favor of the Merger Agreement, the Merger and the transactions contemplated therein and to oppose any other acquisition proposal and to vote against any such acquisition proposal.

     Devening Employment Agreement. Pursuant to the First Amendment to Employment Agreement, dated as of December 31, 1996 between the Company and R. Randolph Devening, Chairman of the Board,
President and Chief Executive Officer of the Company (the "First
Amendment"), the Employment Agreement dated August 2, 1994 between the Company and Mr. Devening (the "Employment
Agreement"), was amended.

     Pursuant to the First Amendment, Mr. Devening's base salary was increased to $700,000 per annum (the "Base Salary") retroactively to January 1, 1996. The First Amendment also provides that he may receive a performance bonus for each fiscal year beginning after December 31, 1995 in an amount equal to the sum of 100% of his base salary for such year if the Company meets its EBIT
(earnings before interest and taxes) target for such year (as set by the compensation committee of the Board of Directors), plus a minimum of 25% of his annual base salary for such year if the Company exceeds such EBIT target by 10% or more, plus a minimum of an additional 25% of his base salary for such year if the Company exceeds such EBIT target by 20% or more; provided, however that Mr. Devening remains an employee of the Company on the last day of each such fiscal year for which a performance bonus is being paid, except that, in the event of Mr. Devening's death or his qualification for a benefit under the Company's long-term disability plan, Mr. Devening shall be entitled to the entire bonus to which he would otherwise be entitled had he remained an employee of the Company as of the last day of the year in which such event of death or qualification occurred.

     The First Amendment also provides that the employment period which commenced on August 1, 1994 shall be extended to December
31, 1999, and, unless previously terminated as provided for in the Employment Agreement, shall be extended automatically for one
(1) year after December 31, 1999, unless prior to January 1,
1999, either party provides to the other written notice of the intent of such party not to extend.

     Mr. Devening's employment may be terminated without cause at any time by the Board during the employment period and before a Change of Control (as defined in the Employment Agreement). In such event, the Company shall pay to Mr. Devening a severance payment equal to three (3) times the sum of (i) the Base Salary for the last twelve-month period ending prior to such termination, plus (ii) an amount equal to Mr. Devening's Target
Bonus of 100% of his base salary regardless of whether such bonus was paid, as discussed above, for the last fiscal year of the Company ending prior to such termination (the "Termination
Bonus"). The severance payment described in the immediate preceding sentence shall be made in thirty-six (36) equal monthly installments, commencing within thirty (30) days after date of termination, except, if such termination occurs after a Change in Control (as defined in the Employment Agreement), payment shall be made in a single sum within thirty (30) days following the Change of Control. Such payment shall be in lieu of any other benefits that may otherwise be payable to Mr. Devening under any severance pay plan or arrangement. In the event Mr. Devening should die prior to the end of said thirty-six (36) month period, the unpaid portion of the severance payment shall nonetheless be paid to Mr. Devening's estate.

     Consummation of the Offer, as described in Item 2 above, will result in a Change of Control under the Employment Agreement, as amended by the First Amendment. As a result, Mr. Devening will be entitled to receive a single lump payment equal to the Termination Bonus or approximately $4.2 million (the "Change of
Control Payment"). Also, under the First Amendment, in the event of a Change of Control, Mr. Devening has agreed to continue his employment during the one year period immediately following the Change of Control (the "Stay Period") upon the Company paying to him the Change of Control Payment. During the Stay Period, Mr.
Devening shall be entitled to all compensation, perquisites and benefits as he would otherwise be entitled to under the Employment Agreement and First Amendment. Mr. Devening is required to pay liquidated damages to the Company of one-third of the Change of Control Payment for failure to remain employed by the Company during the Stay Period. In addition to the Change of Control Payment, the Company shall be required to pay to Mr.
Devening an amount equal to any excise tax, interest and penalties (including income tax) as required under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), resulting from the Change of Control and receipt by him of the Change of Control Payment and the Option Payment described below.

     The First Amendment also contains an agreement by Mr. Devening not to compete for a period of twenty four (24) months (the
"Covenant Period") after his termination of employment from the Company upon a Change of Control or at any time thereafter for any reason. In consideration for such covenant, the Company shall pay Mr. Devening upon such termination the sum of $1 million (the 'Covenant Payment') which shall be paid in twenty-four
(24) equal monthly installments of $41,666.66. The Company has agreed to establish a trust for Mr. Devening's benefit to fund these payments. In the event of the death of Mr. Devening during the Covenant Period, the balance of the Covenant Payment, if any, shall be paid to his surviving spouse, and if none, then to his estate.

     In addition to all amounts required to be paid to Mr. Devening by the Company upon his termination of employment for any reason, then during the thirty-six (36) month period following any such termination, Mr. Devening shall be entitled to continue to participate in all of the Company's health plans, and after the expiration of such thirty-six (36) month period, Mr. Devening shall then be eligible to elect COBRA continuation coverage under the Company's health plan. During such thirty-six (36) month period Mr. Devening shall also be entitled to continue to receive certain other welfare benefits and perquisites described in the Employment Agreement at the higher of the level of such coverage and perquisites immediately prior to the Change of Control or immediately prior to such termination.

     The Company granted to Mr. Devening options to purchase, in the aggregate, a number of shares of the Company's common stock equal to 5% of the total number of shares outstanding on the date of the grant (as adjusted to reflect the number of shares issued in the rights offering made pursuant to the offering prospectus dated September 19, 1994) at an option price per share equal to the greater of the exercise price under such rights offering
($9.00) or the fair market value on the date of the grant. Nine percent of such options vested on December 31, 1994, 18.2% of such options vested on December 31, 1995, 18.2% of such options vested on December 31, 1996, with the remaining such options to vest on December 31 of each of the subsequent three years if Mr.
Devening remains an employee and the Company meets the specified earnings target for such year. All options vest upon a Change of Control. The options terminate 10 years from the date of grant and must be exercised within 90 days after Mr. Devening ceases to be an employee. Consummation of the Offer will result in a Change of Control resulting in the vesting of all such options.
Mr. Devening will receive approximately $9 million, representing the difference between the option exercise price and the Share
Price, times the 625,593 options held by Mr. Devening (the
"Option Payment").  Pursuant to the First Amendment to Employment
Agreement, dated as of December 31, 1996 between the Company and
R. Randolph Devening, Chairman of the Board, President and Chief
Executive Officer of the Company (the "First Amendment"), the
Employment Agreement dated August 2, 1994 between the Company and
Mr.  Devening (the "Devening Employment Agreement"), was amended.

     Sieben Agreement.  Pursuant to the terms of a letter agreement
("Sieben Agreement") with the Company, Mr. Sieben receives an annual salary of $225,000 and, for the first year of his employment, a monthly living allowance of $2,000 in lieu of certain other allowances. Pursuant to the Sieben Agreement, he is eligible for an annual bonus of up to 50% of his base salary if certain performance objectives are met. In addition, Mr.
Sieben received a signing bonus of $65,000 and was granted options to purchase, in the aggregate, 68,814 shares of Common
Stock at an exercise price per share of $9.00. In fiscal 1995, Mr. Sieben was granted additional options to purchase 10,000 shares of Common Stock at an exercise price per share of $13.00.
These options have a vesting schedule similar to Mr. Devening's.
Upon a Change of Control Event (as defined in the Stock Incentive
Plan) or in the event of the death of Mr. Sieben, all outstanding option shares not previously vested will vest, provided Mr.
Sieben is an employee on the date of such event.  In the event
Mr. Sieben is terminated for any reason other than dishonesty or malfeasance, he will be entitled to receive his base salary for a period of six months from the termination date. In addition, the Company and Mr. Sieben have entered into a Transition Employment
Agreement.

     O'Ray Employment Agreement.  Effective as of October 9, 1995, Mr.
O'Ray and the Company entered into an employment agreement (the
"O'Ray Agreement") pursuant to which Mr. O'Ray serves as Senior
Vice President of the Company and President of the Specialty
Brands Division. The O'Ray Agreement provides for an annual salary of $210,000 and a signing bonus of $50,000. In addition, Mr. O'Ray received options to purchase 68,814 shares of Company
Common Stock at an exercise price of $13.50 per share, which have a vesting schedule similar to Mr. Devening's options adjusted to reflect the different grant date.

     If Mr. O'Ray's employment is terminated during the term of the O'Ray Agreement by the Company for "Cause" (as defined in the O'Ray Agreement) or as a result of a voluntary termination, the Company will pay Mr. O'Ray his base compensation through the date specified as his last day of employment. If Mr. O'Ray's employment is terminated during the term of the O'Ray Agreement by the Company without Cause, the Company will pay O'Ray an amount equal to one-half of his annual base compensation.

     Rosenthal Agreements.  Effective as of December 11, 1995, Mr.
Rosenthal and the Company entered into an employment agreement
(the "Rosenthal Agreement") pursuant to which Mr. Rosenthal serves as Senior Vice President of the Company and President of the KPR Foods Division. The term of the Rosenthal Agreement is from December 11, 1995 until December 10, 2000. The Rosenthal
Agreement provides for an annual salary of $175,000 as President of the KPR Foods Division. Mr. Rosenthal will also receive an annual salary of $40,000 in payment of his duties as Senior Vice
President. In addition, Mr. Rosenthal received options to purchase 12,000 shares of Company Common Stock at an exercise price of $13.125 per share, which have a vesting schedule similar to Mr. Devening's options adjusted to reflect the different grant date.

     If Mr. Rosenthal's employment is terminated during the term of the Rosenthal Agreement by reason of death, the Company shall pay to Rosenthal's estate his base compensation as though employment was terminated by the Company without "Cause" (as defined in the Rosenthal Agreement) and the bonus, if any, for the bonus period in which "Termination Date" (as defined in the Rosenthal
Agreement) occurs. If Mr. Rosenthal's employment is terminated during the term of the Rosenthal Agreement by disability, Mr.
Rosenthal will continue to receive his base compensation for a period of one year and the bonus, if any, for the bonus period in which the disability occurs until the Rosenthal Agreement is terminated. Mr. Rosenthal shall also continue to receive all compensation payable under the Company's disability benefit programs then in effect through the expiration of the term of the Rosenthal Agreement. Thereafter, benefits shall be determined under the retirement, insurance and other compensation programs.
If Mr. Rosenthal's employment is terminated by the Company for Cause or as a result of a voluntary termination, the Company will pay Mr. Rosenthal his base compensation through the date specified as his last day of employment. If Mr. Rosenthal's employment is terminated during the term of the Rosenthal
Agreement by the Company without Cause, the Company will pay
Rosenthal an amount equal to his base compensation for a period not to exceed one year.

     In connection with the acquisition of KPR Holdings, L.P. ("KPR") pursuant to the Purchase Agreement dated November 14, 1995 (the
"KPR Agreement"), the Company has agreed to certain contingent payments payable in Common Stock of the Company or cash, at the option of the sellers, aggregating approximately $15 million over the next three years based on the attainment of specified earning levels by KPR. As of April 1, 1997 the Company was obligated to pay $4,308,063. If the sellers elect to receive the contingent payment in Common Stock of the Company, it will be payable based on a price of $13.125 per share. The right to this contingent payment is currently held by KPR Holdings, Inc. ("KPR Holdings"), one of the sellers, and Mr. Rosenthal holds an equity position in KPR Holdings. In addition, in connection with the acquisition of KPR, KPR entered into a lease agreement with BAM Corporation pursuant to which BAM leases to KPR the production and office facility located in Fort Worth, Texas (the "Lease"). The Lease is for a period of ten years, with base rental payments of approximately $71,000 per month. KPR has the option, pursuant to the Lease, to purchase the leased facility based on its fair market value. Mr. Rosenthal and other members of his immediate family own all of the equity securities of BAM Corporation.

     Pursuant to a letter dated March 24, 1997 (the "KPR Letter"), the
KPR Agreement has been amended. Pursuant to the KPR Letter, the Company and KPR Holdings agree to the following changes: (i) KPR
Holdings agrees to modify the Contingent Purchase Price (as defined in the KPR Agreement) provisions so that KPR no longer has any rights to receive Common Stock at $13.125 but would have the right to elect to receive IBP stock at $22.50 per share, (ii) the $4,308,063 payable on April 1, 1997 (the "Original Amount") where KPR Holdings has the option to choose Common Stock or cash will be payable in cash only, and (iii) KPR Holdings is entitled to $400,000 plus an additional amount equal to the product of (i)
328,233 shares (the number of shares KPR Holdings could have received on April 1, 1997 multiplied by (ii) the Share Price payable pursuant to the Merger Agreement less $13.125. If the consummation of the transaction as contemplated by the Merger
Agreement is not completed, then the KPR is entitled to the Original Amount in cash or Foodbrands stock. Additionally, IBP will enter into a guarantee of the BAM Lease in the same form that Foodbrands has signed.

     Katz Agreements. Effective as of December 11, 1995, Mr. Katz and the Company entered into an employment agreement (the "Katz
Agreement") pursuant to which Mr. Katz serves as Vice President of the Company and President of Kettle Cooked Foods, an operation of the KPR Foods Division. The term of the Katz Agreement is from December 11, 1995 until December 10, 2000. The Katz
Agreement provides for an annual salary of $175,000. In addition, Mr. Katz received options to purchase 12,000 shares of Company Common Stock at an exercise price of $13.125 per share which have a vesting schedule similar to Mr. Devening's options adjusted to reflect the different grant date.

     If Mr. Katz's employment is terminated during the term of the Katz Agreement by reason of death, the Company shall pay to Katz's estate his base compensation as though employment was terminated by the Company without "Cause" (as defined in the Katz
Agreement) and the bonus, if any, for the bonus period in which "Termination Date" (as defined in the Katz Agreement) occurs. If
Mr. Katz's employment is terminated during the term of the Katz
Agreement by disability, Mr. Katz will continue to receive his base compensation for a period of one year and the bonus, if any, for the bonus period in which the disability occurs until the Katz Agreement is terminated. Mr. Katz shall also continue to receive all compensation payable under the Company's disability benefit programs then in effect through the expiration of the term of the Katz Agreement. Thereafter, benefits shall be determined under the retirement, insurance and other compensation programs. If Mr. Katz's employment is terminated by the Company for Cause or as a result of a voluntary termination, the Company will pay Mr. Katz his base compensation through the date specified as his last day of employment. If Mr. Katz's employment is terminated during the term of the Katz Agreement by the Company without Cause, the Company will pay Katz an amount equal to his base compensation for a period not to exceed one year.

     Mr. Katz holds an equity position in KPR Holdings which is entitled to the contingent payment under the KPR Agreement as described above.

     LeBreck Agreement. Mr. LeBreck, who is an officer of the Company but not an executive officer, was a shareholder of TNT Crust, Inc. ("TNT") which was acquired by the Company on December 18, 1995. Pursuant to the Stock Purchase Agreement by and among TNT and the shareholders of TNT (the "TNT Sellers") and the Company
(the "TNT Agreement"), the Company agreed to a contingent earnout payment payable in common stock of the Company (at a price of $11.54 per share) or cash, at the option of the sellers, not to exceed $6.5 million based on sales growth to certain customers.
Mr. LeBreck, as one of the TNT Sellers, is entitled to a portion of the contingent payment. Mr. LeBreck was also granted 40,000 options at an exercise price of $12.125 with vesting provisions similar to Mr. Devening's.

     Pursuant to the letter dated March 24, 1997 (the "TNT Letter"), the TNT Agreement has been amended. Pursuant to the TNT Letter, the Company will pay $9.5 million to an agent for the benefit of the TNT Sellers, subject to successful completion of the Tender
Offer. Additionally, the TNT Letter provides that TNT Seller's tax liability is limited to the lesser of 50% up to the first $1 million or $500,000. In connection with these changes, TNT
Sellers agree to waive the various earn-out and stock options provisions contained in the TNT Agreement.

     Transition Employment Agreements.  The Company has entered into
Transition Employment Agreements ("Agreement") with each of the key employees of the Company, including all of the executive officers (each an "Executive") other than Mr. Devening, Mr.
Rosenthal and Mr. Katz. The Agreements are effective for a period of two years (the "Term" of the Agreement) after a "Change of Control" (as defined in the Agreement), which includes, among other things, a change in stock ownership whereby a person or group acquires a sufficiently large block of Common Stock which, when voted with shares solicited by proxy or written consent solicitation without the benefit of a management supported proxy, would enable such person or group to elect a member of the Board of Directors and will include (i) a sale by JLL of all of its interest in the Company, and (ii) a sale of the Company. If the Executive's employment is terminated by the Company without "Cause" (as defined in the Agreement) or by the Executive for "Good Reason" (as defined in the Agreement), within two years following a Change of Control, then (i) for the remainder of the Term of the Agreement the Executive shall continue to be paid his or her "Compensation" (as defined in the Agreement); (ii) all "Stock Options", "Performance Shares", and shares of "Restricted
Stock" (as such terms are defined in the Agreement) held by the Executive shall vest; and (iii) the Executive shall have a period of three months to exercise any such Stock Options. The
Agreement also provides that the Company will indemnify the Executives to the fullest extent permitted by the Certificate of Incorporation, the Company's bylaws, and Delaware law;
confidentiality and noncompetition covenants by the Executives;
notice requirements prior to termination; and for continuation of pre-Change of Control pay levels after a Change of Control.

     Stay Bonus Agreements.  The Company entered into Stay Bonus
Agreements (the "Stay Bonus Agreements"), dated December 31, 1996 between the Company and various key employees, who are all officers of the Company. The Stay Bonus Agreements provide that the employee who is a party thereto agrees to continue his employment during the one year period immediately following the change of control event (as defined in the Stay Bonus Agreement), the period defined as the Stay Period. The employee will be paid the bonus (i) upon the completion of the employee's employment by the Company for the Stay Period or (ii) if earlier, upon his termination of employment with the Company for Good Reason (as defined in the Stay Bonus Agreements) or the termination of his employment by the Company for reasons other than for Cause (as defined in the Stay Bonus Agreements) (excluding death or permanent disability). The transactions contemplated by the Merger Agreement would constitute a change in control for purposes of the Stay Bonus Agreements. The total amount payable to the officers of the Company pursuant to the Stay Bonus
Agreements is approximately $3.4 million.

     If, however, during the Stay Period the executive should voluntarily terminate his employment other than for Good Reason or if he should die or if he should become permanently disabled, he shall nonetheless receive a proportionate part of the Stay
Bonus computed by multiplying the Stay Bonus by a fraction, the numerator of which is the number of days in the Stay Period the executive is employed by the Company before the occurrence of his resignation, death or permanent disability and the denominator is 365.

     The Stay Bonus Agreement also provides a non-competition agreement for a period of two years unless the employee is already subject to a non-competitive provision.

     Other. The Purchaser agreed in the Merger Agreement to honor in accordance with their terms all existing employment and severance agreements between the Company or any of its subsidiaries and any officer, director, or employee of the Company or any of its subsidiaries.

     The Merger Agreement provides that immediately prior to the Effective Time (as defined therein), subject to obtaining any consent which may be necessary from the holder of outstanding options, the Company shall cancel and settle, by cash payment to the holders thereof (the "Option Settlement Agreement"), all the outstanding options to purchase shares of Common Stock (whether or not such options are currently exercisable or vested) which have heretofore been granted under the Company's stock plans and agreements (the "Stock Option Plans"). There are currently options and warrants to purchase 1,762,752 shares (including officers and non-officers) of Common Stock outstanding at exercise prices varying from $7.875 to $17.53 per share. Except as otherwise provided pursuant to the terms of the Stock Option
Plans, such Option Settlement Amount with respect to each cancelled option will be an amount in cash equal to the excess of the Share Price over the per share exercise price of such cancelled option, multiplied by the number of shares of Common
Stock into which such cancelled options would be exercisable, less any amounts that the Company is required to withhold any pay over to any federal, state, local or other tax authorities under applicable law with respect to such Option Settlement Amount.

     Pursuant to the Merger Agreement, IBP and the Purchaser have also agreed that the Surviving Corporation and its subsidiaries will honor, and IBP has agreed to cause the Surviving Corporation and its subsidiaries to honor, all of the Company's employment, transition employment, non-compete, consulting, benefit, compensation or severance agreements in accordance with their terms and, for a period of not less than twelve months immediately following the Effective Date (as defined below), all of the Company's written employee severance plans (or policies), in existence on the date hereof, including, without limitation, the separation pay plans for corporate officers.


                             By Order of the Board of Directors,


                             Bryant P. Bynum
                             Corporate Secretary

Dated:  Oklahoma City, Oklahoma
        April __, 1997

                                EXHIBIT A

            Changes to Section 5.1 of Article Fifth
             of the Company's Amended and Restated
                  Certificate of Incorporation

(strikeouts denote deletion and bold denotes additions)

Section 5.1 Transfer Restrictions. In order to preserve the net operating loss carryovers (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers (the "Tax
Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the following restrictions shall apply until the earlier of (x) the day after the fourteenth (14th) anniversary of the effectiveness of the merger of Doskocil Companies Incorporated, a Delaware corporation, with and into the Corporation (the "Merger"), (y) the repeal of Section 382 of the Code if the Board of Directors determines that the restrictions are no longer necessary, and (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section 5.7 of this Article Fifth
(such date is sometimes referred to herein as the "Expiration
Date"):

    (1)  For purposes of this Article Fifth, (a) a "Prohibited
Ownership Percentage" shall mean any ownership of the Corporation's stock that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1); (b) a
"Public Group" shall have the meaning contained in Treasury
Regulation Section 1.383-2T(f)(13); (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the Corporation); (d) "Transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the issuance by the Corporation of shares of stock of the Corporation (without regard to whether such shares are treasury shares or new shares) and the transfer of ownership of any entity that owns shares of stock of the Corporation; and "Transferee" means any Person to whom stock of the Corporation is Transferred.

     (2) From and after the effectiveness of the Merger, no Person shall Transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code, or stock that is not so described solely because it is entitled to vote as a result of divided arrearages) to any other Person to the extent that such Transfer, if effective (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership
Percentage' (ii) would increase the ownership percentage of any Transferee or any Person or Public Group having a Prohibited
Ownership Percentage; or (iii) would create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

     (3) Any Transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subsection, including but not limited to the issuance of stock by the Corporation pursuant to the exercise of any warrants, options or other rights to acquire stock in the Corporation, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the Corporation's full utilization of the Tax Benefits, based upon an opinion of legal counsel selected by the Board to that effect. Nothing in this subsection will be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

     (4) Notwithstanding anything contained herein to the contrary, this Article Fifth shall not apply to any transaction or series of transactions which the Board, in its sole discretion upon the exercise of its fiduciary duties in accordance with applicable law, determines to be in the best interest of the stockholders of the Corporation. In addition, in any event, this Article Fifth shall not apply to any of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreements"), dated as of March 25, 1997 by and among IBP, inc. ("IBP"), IBP Sub, Inc.
and the Company and the Tender Agreements (as defined in the Merger Agreement).


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